Exhibit 10.17

Spero Therapeutics, Inc.

Proprietary Information and Inventions Assignment Agreement

In consideration and as a condition of my employment, consultancy or other provision of services (“Service”) to SPERO THERAPEUTICS, INC. (the “Company”) or any Affiliate thereof (the term “Affiliate” referring to any company related to Spero Therapeutics., Inc. (and collectively, “Affiliates”)), I agree as set forth below.

1. Proprietary Information. I agree that all information, whether or not in writing, concerning the Company’s or its Affiliates’ business, technology, business relationships or financial affairs which the Company or its Affiliates have not released to the general public (other than due to any breach of this agreement) (collectively, “Proprietary Information”) is and will be the exclusive property of the Company or its Affiliates, as applicable. By way of illustration, Proprietary Information may include information or material which has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational and technological information, including plans, specifications, manuals, forms, templates, software, designs, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company or its Affiliates from customers, suppliers or other third parties.

2. Recognition of Company’s Rights. I will not, at any time, without the Company’s prior written permission, either during or after my Service to the Company, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of my duties in Service of the Company, and will cooperate with the Company and use my best efforts to prevent the unauthorized disclosure of all Proprietary Information. This obligation of confidentiality will terminate five years after termination of my Service to the Company (and will survive indefinitely for Proprietary Information that is a trade secret). I will deliver to the Company all copies of Proprietary Information in my possession or control reasonably promptly upon the earlier of a request by the Company or termination of my Service of the Company.

3. Rights of Others. I understand that the Company and its Affiliates are now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company and/or its Affiliates to protect or refrain from use of Proprietary Information. I agree to be bound by the terms of such agreements in the event I have access to such Proprietary Information.

4. Commitment to Company; Avoidance of Conflict of Interest. While providing Service to the Company, I will not knowingly engage in any business activity that conflicts with my duties to the Company and/or its Affiliates, and I will use my best efforts to comply with the Company’s and its Affiliates’ published policies and codes of conduct and applicable law. I will advise the Board of Directors of the Company or its nominee at such time as I become aware that any activity of either the Company or its Affiliates or another business presents me with a conflict of interest or the appearance of a conflict of interest as an employee or other service provider of the Company or its Affiliates. I will take whatever action is reasonably requested of me by the Company to resolve any conflict or appearance of conflict which it finds to exist.

5. Developments. I will make full and prompt disclosure in writing to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, apparatuses, databases, computer programs, formulae, techniques, trade secrets, know-how, graphics or images, audio or visual works, software, software code and other works of authorship (collectively “Developments”), whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by me (alone or jointly with others) or under my direction during the period of my Service. I acknowledge and agree that all work performed by me is on a “work made for hire” basis, and I hereby do irrevocably assign and transfer, and will irrevocably assign and transfer, to the Company and its successors and assigns all my right, title and interest in all Developments that (a) relate to the business of the Company, its Affiliates, or any customer of or supplier to the Company or any of its Affiliates or any of the products or services being researched, developed or sold by the Company or its Affiliates, or which may be used with such products or services; (b) result from tasks assigned to me by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company or any of its Affiliates (“Company-Related Developments”), and all related (i) patents, patent applications, patent disclosures, (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (iii) copyrights and copyright applications, (iv) unregistered and registered design rights, (v) database rights and all other intellectual property and proprietary rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of Developments that I have, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of my Service of the Company that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (“Prior Inventions”). I have also listed on Exhibit A all patents and patent applications in which I am named as an inventor, other than those which have been assigned to the Company (“Other Patent Rights”). If no such disclosure is attached, I represent that there are no Prior Inventions or Other Patent Rights. If, in the course of my Service for the Company, I incorporate a Prior Invention into a Company product, process or machine or other work done for the Company or its Affiliates, I hereby grant to the Company and its Affiliates (and their respective successors and assigns) a nonexclusive, royalty-free, paid-up, irrevocable, perpetual, unrestricted, worldwide license (with the full right to sublicense) to make, have made, modify, offer for sale and import, use and sell such Prior Invention. Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate me to assign to the Company any Development which, (a) is developed on my own time, does not relate to the business of the Company and is not based on or does not include Proprietary Information of the Company, and does not result from the use of premises or equipment owned or leased by the Company, or (b) which relates to the business of an Affiliate and which I am obligated to assign to such Affiliate. However, I will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. I understand that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 5 will be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. I also hereby waive all claims to any moral rights or other special rights which I may have or may accrue in any Company-Related Developments.

6. Documents and Other Materials. Should I develop any Proprietary Information or Company-Related Developments during my Service to the Company, I will keep and maintain records of such information in a manner consistent with the Company’s business practices as set forth in the Company’s written policies, which records will remain the sole property of, the Company or its Affiliates, as applicable.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company or its Affiliates, as applicable, to be used by me only in the performance of my duties for the Company. As used herein, “premises and personal property owned, leased or contracted for by the Company or any of its Affiliates” shall not refer to or include any personal residence or personal property of mine. Any property situated on the Company’s (or its Affiliates’) premises and owned by the Company (or its Affiliates), including, without limitation, computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of my Service to the Company for any reason, I will deliver to the Company all files, letters, notes, memoranda, reports, records, data, computers, disks or other storage media, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company or its Affiliates, as applicable, and to my work, and will not take or keep in my possession any of the foregoing or any copies.

7. Enforcement of Intellectual Property Rights. I will cooperate fully with the Company and its successors and assigns, both during and after my Service to the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. I will sign, both during and after the term of this Agreement, all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, and provide the Company and its successors and assigns all reasonable assistance which the Company or its successors or assigns may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development. The Company will reimburse me, in accordance with the Company’s routine expense reimbursement policies, for out-of-pocket expenses reasonably incurred by me in connection with such activities and, if requested to perform such actions after termination of my Services to the Company, will compensate me at a rate commensurate with my then-current rate of compensation. If the Company or its successors or assigns is unable, after reasonable effort, to secure my signature on any such papers, I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company or its successors or assigns may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development.

8. Non-Competition and Non-Solicitation.

In order to protect the Company’s Proprietary Information and good will, during the term of my Service to the Company or its Affiliates and for the period of time described below following the termination of my Service to the Company or its Affiliates (the “Restricted Period”), I will not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, engage, participate or invest in any business activity with or through any other company anywhere in the United States, the European Union, Switzerland or Japan that conducts or initiates any program to develop, manufacture or market products that are intended to modulate the same target or operate via the same pathway as any program conducted or actively planned to be conducted by the Company or its Affiliates, including but not limited to a program to develop, manufacture or market a compound that is an MvfR inhibitor, during my Service to the Company; provided that this shall not prohibit any possible investment in publicly traded stock of a company representing less than one percent of the stock of such company. The “Restricted Period” shall equal the length of my Service period with the Company or 18 months, whichever is shorter. In addition, during the Restricted Period, I will not, directly or indirectly, in any manner, other than for the benefit of the Company, (a) call upon, solicit, divert, take away, accept or conduct any business from or with any of the customers or prospective customers of the Company or its Affiliates or any of their suppliers to the extent in competition with, or to the detriment of, the Company, and/or (b) solicit, entice, attempt to persuade any other employee or consultant of the Company or its Affiliates to leave the Company (or such Affiliate) for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is employed or engaged by the Company or its Affiliates or who was employed or engaged by the Company or its Affiliates within six months of any attempt to hire such person. Notwithstanding the foregoing provisions of this paragraph 8, (i) the Restricted Period shall terminate if my Service to the Company is terminated by the Company without “cause” or if I terminate my Service to the Company as a result of a material uncured diminution of or any other material and adverse change to my Service to the Company, or if I am required by the Company to relocate my principal place of business by more than 30 miles (acknowledging that requiring frequent travel to the Company’s principal place of business in the Boston metropolitan area does not constitute “relocation” for purposes of the foregoing) (a “Good Reason Termination”) and (ii) the foregoing does not restrict me from hiring any person who contacts me for that purpose on an unsolicited basis. I agree that with respect to this provision, any conflicting definition of a for cause termination or Good Reason termination in an agreement between the Company or an Affiliate and me, which is in effect at the time of such termination, shall supersede the definition contained in this provision.

9. Government Contracts. I acknowledge that the Company and its Affiliates may have from time to time agreements with other persons or with the United States Government or its agencies which impose obligations or restrictions on the Company or its Affiliates regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under Section 5, I also assign to the Company or its Affiliate, (or any of its nominees) all rights which I have or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company or its Affiliate and the United States or any of its agencies.

10. Prior Agreements. I hereby represent that [, except with respect to             ,] I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of my Service to the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. I further represent that my performance of all the terms of this Agreement does not, to my knowledge, breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my Service to the Company. I will not disclose to the Company or its Affiliates or induce the Company or its Affiliates to use any confidential or proprietary information or material belonging to any previous employer or others.

11. Remedies Upon Breach. I understand that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and I consider them to be reasonable for such purpose. Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief.

12. Use of Voice, Image and Likeness. During the period of my Service of the Company, I give the Company and its Affiliates permission to use my voice, image or likeness, with or without using my name, for the purposes of advertising and promoting the Company or its Affiliates, or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent expressly prohibited by law.

13. Publications and Public Statements. I will obtain the Company’s written approval before publishing or submitting for publication any material that relates to my work at the Company or any of its Affiliates and/or incorporates any Proprietary Information. To ensure that the Company and its Affiliates deliver a consistent message about their respective products, services and operations to the public, and further in recognition that even positive statements may have a detrimental effect on the Company or its Affiliates in certain securities transactions and other contexts, any statement about the Company or its Affiliates which I create, publish or post during the term of Service for the Company and for six (6) months thereafter, on any media accessible by the public, including but not limited to social media and networking services and sites, electronic bulletin boards and Internet-based chat rooms, must first be reviewed and approved by an officer of the Company before it is released in the public domain. After termination of my Services to the Company, neither the Company nor I will make any disparaging or critical remarks about the other, whether orally, in writing, by social or other electronic media or otherwise, except as may be required by law or an order of a court or governmental entity having appropriate jurisdiction.

14. No Service Obligation. I understand that this Agreement does not create an obligation on the Company or any other person to continue my Service to the Company. I acknowledge that, unless otherwise agreed in a written agreement signed on behalf of the Company by an authorized officer, my Service to the Company is at will and therefore may be terminated by the Company or me at any time and for any reason without any obligation or liability to the other except as expressly set forth in this Agreement.

15. Survival and Assignment by the Company. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any changes in my title, position, duties, salary, compensation or benefits or other terms and conditions of my Service for the Company and regardless of the manner of such termination. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose Service I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

16. Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

17. Interpretation. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. I hereby agree to consent to personal jurisdiction of the state and federal courts situated within Suffolk County, Massachusetts for purposes of enforcing this Agreement, and waive any objection that I might have to personal jurisdiction or venue in those courts.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

IN WITNESS WHEREOF, the undersigned has executed this agreement as a sealed instrument as of the date set forth below.

Signed:	Date:
(full name)

Type or print name:

EXHIBIT A

To:	SPERO THERAPEUTICS, INC.

From:

Date:

SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my Service of the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements

☐	See below:

☐	Additional sheets attached

The following is a list of all patents and patent applications in which I have been named as an inventor:

☐	None

☐	See below: